Exhibit 10.3

RETENTION AGREEMENT

This RETENTION AGREEMENT (this “Agreement”) is made and entered into as of the 19th day of December, 2012 (the “Effective Date”) by and between BioMimetic Therapeutics, Inc. (the “Company”) and Russ Pagano (the “Executive” and, with the Company, the “Parties”).

WHEREAS, the Company has entered into a merger agreement dated November 19, 2012, by and among Wright Medical Group, Inc., a Delaware corporation (the “Parent”), Achilles Merger Subsidiary, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Parent, Achilles Acquisition Subsidiary, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent, and the Company (as amended from time to time, the “Merger Agreement”); and

WHEREAS, the Company desires to retain the Executive in the Executive’s current position and the Executive desires to remain so employed from the Effective Date through and following the Closing (as such term is defined in the Merger Agreement); and

WHEREAS, the Parties desire to set forth in this Agreement the terms and conditions under which the Executive will be eligible to receive certain payments in connection with his continued employment with the Company through and following the Closing.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the Parties hereby agree as follows:

1. Retention Payments. Executive will be entitled to receive certain retention payments in accordance with the following terms.

(a) On the Closing Date (as such term is defined in the Merger Agreement), the Executive will be entitled to receive an amount equal to $82,500 payable in a single lump sum within 10 business days following the Closing Date, subject to and conditioned upon the Executive remaining continuously employed by the Company from the date hereof through the Closing Date. In the event that the Executive voluntarily resigns from his employment with the Company prior to the first anniversary of the Closing Date, the Executive must repay the Company an amount equal to $52,000 within 10 business days following such resignation.

(b) On the one-year anniversary of the Closing Date, the Executive will be entitled to receive an amount equal to $184,000 payable in a single lump sum within 10 business days following such one-year anniversary of the Closing Date, subject to and conditioned upon the Executive remaining continuously employed by the Company from the date hereof through the one-year anniversary of the Closing Date.

2. Payment of 2012 Bonus. The Executive will be paid his bonus for the 2012 fiscal year in the amount of $35,129 not later than December 31, 2012, subject to and conditioned upon the Executive remaining continuously employed by the Company from the date hereof through the date of payment.

3. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

4. Reduction in Benefits. If at any time it is determined that payment of all amounts provided for under this Agreement (the “Retention Benefits”), together with any other payments and benefits payable to or for the benefit of the Executive in connection with the transactions contemplated by the Merger Agreement (together with the Retention Benefits, the “Total Benefits”), would subject the Executive to an excise tax under Code Section 4999, and that a reduction in the amount of the unpaid Retention Benefits would result in the amount of the Total Benefits, net of all federal, state and local income taxes on the Total Benefits (calculated at the highest applicable marginal rates) and any taxes on the Total Benefits under Code Section 4999 (such amount, the “Net After-Tax Receipts”), being equal to or greater than the Net After-Tax Receipts that would result from payment of the unpaid Retention Benefits without reduction, then the aggregate amount of any unpaid Retention Benefits shall be reduced to the smallest amount that results in the Net After-Tax Receipts being equal to or greater than the Net After-Tax Receipts that would result if the unpaid Retention Benefits were reduced to any other amount. All determinations under this Section 4 shall be made by a qualified independent third party mutually acceptable to the Parties.

5. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter effect a reorganization, or consolidate with, or merge into, any other Person (including pursuant to the Merger Agreement) or transfer all or substantially all of its properties, stock, or assets to any other Person. For purposes of this Section 5, the term “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization and includes all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest, contract, debt or other financing. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

6. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

8. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service for next day or next business day delivery or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the board of directors, or to such other address as either Party may specify by notice to the other actually received.

9. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein and supersedes and terminates all prior communications, agreements and understandings, written or oral, including any employment agreement, with respect to any payments payable pursuant to Section 1 and Section 2 of this Agreement.

10. No Contract of Employment. This Agreement is not intended to and does not confer on the Executive or otherwise give rise to any right to continue in employment with the Company for any definite period of time or in any particular position.

11. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company’s board of directors.

12. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

14. Governing Law. This contract shall be construed and enforced under, and be governed in all respects by the laws of, the State of Delaware, without regard to the conflict of laws principles thereof.

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INTENDING TO BE LEGALLY BOUND, the Executive and the Company, by its duly authorized representative, have executed this Agreement, as a sealed instrument as of the Effective Date.

THE EXECUTIVE	BIOMIMETIC THERAPEUTICS, INC.

/s/ Russ Pagano	/s/ Samuel E. Lynch
Russ Pagano	By:	Samuel E. Lynch
	Title:	President and Chief Executive Officer

[Retention Agreement Signature Page]